Exhibit 10.1

[COMPANY LETTERHEAD]

[DATE], 2014

[NAME]

[ADDRESS]

Re:                             Grant of Loyalty and Retention Award

Dear [NAME],

In recognition of the value of your continued service and contributions to Midstates Petroleum Company, Inc. (the “Company”), and its affiliates, we are very pleased to inform you that you are eligible to receive a loyalty and retention bonus award in consideration of, and appreciation for, your continued services and contributions to the Company and its affiliates.  This bonus (the “Loyalty and Retention Award”) may be earned and become payable on the terms and conditions described in this letter (the “Letter Agreement”).  Capitalized terms used but not defined herein shall have the meaning given such terms in the Executive Employment Agreement between you and the Company (the “Employment Agreement”).

1.                                      Loyalty and Retention Award.  The Loyalty and Retention Award granted to you pursuant to this Letter Agreement is a cash amount equal to $[AMOUNT].

2.                                      Payment of Loyalty and Retention Award.

a.              The Loyalty and Retention Award will be paid to you in cash in the following three installments: (i) $          on July 1, 2014, (ii) $          on January 2, 2015 and (iii) $        on July 1, 2015; provided that you remain an employee of the Company continuously from the date of this Letter Agreement through each applicable payment date (and have not otherwise provided notice to the Company of your intent to terminate your employment prior to an applicable payment date).

b.              If your employment is terminated by the Company without Cause or you resign from the Company for Good Reason, in each case (i) before your entire Loyalty and Retention Award has been paid to you and (ii) during the Protected Period, you shall be entitled to payment of any unpaid Loyalty and Retention Award amounts.

c.               Except as set forth in paragraph 2(b) above, to the extent that you experience a termination of employment from the Company for any reason (or provide notice to the Company of your intent to terminate your employment for any reason) prior to an applicable payment date, you shall not be eligible to receive, and shall immediately forfeit any right to, any unpaid portion of the Loyalty and Retention Award.

3.                                      Taxes.  The Company is authorized to withhold from any payment made pursuant to this Letter Agreement amounts of withholding and other taxes or required withholdings due or potentially payable in connection with the Loyalty and Retention Award and to take such other actions as the Company may deem advisable to satisfy any applicable obligations for the payment of withholding taxes and other required withholdings relating to the Loyalty and Retention Award.

4.                                      Limitations on Rights Conferred.  Neither this Letter Agreement nor any action taken hereunder will be construed as (a) giving you the right to continue in the employ of the Company, or (b) interfering in any way with the right of the Company to terminate your employment at any time.

5.                                      Entire Agreement.  The Plan and this Letter Agreement constitute the entire agreement between the parties regarding the subject matter of this Letter Agreement and supersedes all prior communications, agreements and understandings, written or oral, with respect to such subject matter.

6.                                      Unsecured Award.  Any and all payments that may become due pursuant to this Letter Agreement and the Loyalty and Retention Award granted hereby are unfunded and unsecured and are payable out of the general funds of the Company.

7.                                      Administration.  The authority to administer and make determinations regarding the Loyalty and Retention Award and this Letter Agreement will be vested in the Board or a committee appointed by the Board.  To the extent permitted by law, any interpretation of this Letter Agreement and any decision on any matter within the discretion of the Board, including but not limited to questions of construction, interpretation, and administration, made by it in good faith will be final, conclusive and binding on all persons having an interest in or under the Letter Agreement. Any determination made by the Board shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious. A misstatement or other mistake of fact will be corrected when it becomes known, and the Board will make such adjustment on account thereof as it considers equitable and practicable.

8.                                      Coordination with Deferred Compensation Rules.  Amounts payable to you pursuant to this Letter Agreement and the Loyalty and Retention Award granted hereby are also subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and are intended to be administered in compliance with, or exempt from, the regulations issued pursuant to Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments provided hereunder are compliant with or exempt from Section 409A and in no event will the Company be liable for any taxes, penalties, interest, or other expenses that may be incurred by you on account of any non-compliance with Section 409A.

9.                                      Governing Law and Venue.  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles thereof.  The parties hereto submit to the exclusive jurisdiction of the state and federal courts, as applicable, located in Texas, and appropriate appellate courts therefrom, over any dispute, controversy or claim between you and the Company arising out of or relating to this Letter Agreement.  EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.                               Amendment.  This Letter Agreement may not be altered, modified, or amended except by a written instrument signed by the parties hereto.

11.                               Successors; Nonalienation.  The provisions of this Letter Agreement shall bind and inure to the benefit of the Company and its successors and assigns.  Any successor or assignee shall be required to assume this Letter Agreement and the obligations of the Company hereunder, either by operation of law or by express agreement. Notwithstanding anything contained herein to the contrary, if a successor fails to assume this Letter Agreement in accordance with the preceding sentence, the Company shall remain liable and responsible for any payments or obligations hereunder as if the Letter Agreement had been assumed by the successor. You do not have the right to pledge, hypothecate, anticipate, or in any way create a lien upon the Loyalty and Retention Award, and the Loyalty and Retention Award will not be assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law.  Nothing contained in this Letter Agreement will limit your rights or powers to dispose of your property by will or limit any rights or powers which your executor or administrator would otherwise have with regard to benefits to which you are entitled hereunder.

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We are very pleased to be able to offer this Loyalty and Retention Award to you and truly appreciate your dedication and commitment to the Company.  We are excited about the future and look forward to your success and that of the Company.

Very Truly Yours,

MIDSTATES PETROLEUM COMPANY, INC.

Name:
Title:

ACCEPTED BY:

[NAME]